Exhibit (d)(2) Form of Amendment to Advisory Agreement between the Registrant and
FBR Fund Advisers, Inc.

Exhibit (d)(2)

[Form of]

AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

between

THE FBR FUNDS

and

FBR FUND ADVISERS, INC.

Effective__________________, the following amendment is hereby made to the Investment Advisory Agreement dated February 27, 2004 by and between FBR Fund Advisers, Inc. (the "Adviser") and The FBR Funds which may issue one or more series of shares of beneficial interest (the "Trust").

1.          Schedule A of the Agreement shall be amended to include the FBR Multi-Cap Fund.

Schedule A

Name of Fund	Fee*
FBR Large Cap Financial Fund	0.90%
FBR Small Cap Financial Fund	0.90%
FBR Small Cap Fund	0.90%
FBR Large Cap Technology Fund	0.90%
FBR Small Cap Technology Fund	0.90%
FBR Multi-Cap Fund	0.90%

____________________

*     As a percentage of average daily net assets.  Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the advisory fee from time to time.

WITNESS:	THE FBR FUNDS, on behalf of the Funds listed on Schedule A, individually and not jointly

________________________________	By:_______________________________

WITNESS:	FBR FUND ADVISERS, INC.

________________________________	By:_______________________________